Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Reports Second Quarter 2010 Results

Tenth straight quarter of year-over-year earnings growth; Net income up 32.6%

PHOENIX - July 27, 2010 — Inventure Foods, Inc.  (NASDAQ: SNAK), a leading specialty food manufacturer, today reported record financial results for the second quarter ending June 26, 2010, highlighted by the Company’s tenth consecutive quarter of year-over-year earnings growth, basic EPS increase of 33%, EBITDA gain of 21% and net revenue growth of 4.5%.

Q2 2010 Financial Results Overview

Inventure generated net revenues of $34.9 million for the second quarter of 2010, up $1.5 million, or 4.5%, compared to net revenues of $33.4 million for the same period in 2009.

Snack division net revenue was $23.1 million, up 6.3% from the prior year, driven primarily by a 56.6% net revenue increase for Boulder Canyon™ Natural Foods.   Net revenue from T.G.I. Friday’s® increased by 2.5% for the quarter, reversing last quarter’s trend.  Snack division net revenue gains were partially offset by a decline in BURGER KING™ of 9.7% from the prior year, reflecting continued economic weakness in the Convenience Store and Vending channels, and a 4.4% decline from the prior year in private label.

In the Rader Farms® division, net revenue was $11.9 million, an increase of 1.3% over the prior year.  This was achieved despite a double-digit price decline that carried over from the fourth quarter of 2009 and significant investment in slotting fees for the second quarter related to the Jamba™ launch, which was an offset to gross revenue.  Rader pounds sold were up 33% for the quarter.

Consolidated net income increased 32.6% for the quarter to $1.4 million, or $0.08 per basic share, versus $1.0 million, or $0.06 per basic share last year.

Consolidated EBITDA rose 20.8% to $3.4 million or 9.6% of net revenue for the quarter.  A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

Other key financial highlights included:

•                  Gross profit of $7.8 million, or 22.4% of net revenue, up 23.4% in dollars and up 3.4 percentage points versus the prior year.

•                  SG&A of $5.4 million, or 15.5% of net revenue, an increase of 23.4% in dollars and up 2.4 percentage points versus the prior year as a result of increased marketing support for both the Jamba™ and Boulder brands.

•                  Consolidated operating income of $2.4 million, a 23.3% increase versus 2009.

•                  Total year-to-date debt paydown of $4.5 million, with total debt of $15.4 million exiting the quarter.

First Half 2010 Revenue, EPS, and EBITDA

Through the first six months of 2010, Inventure reported net sales of $66.3 million compared to net sales of $63.1 million for the first six months of 2009, a 5.0% increase.  Basic earnings per share for the first half of 2010 were $0.15 versus $0.11 during the same period in 2009, a gain of 36.4%.  EBITDA for the first half of 2010 was $6.6 million, an increase of 26.8% versus last year.

Management Commentary and Future Outlook

“We are excited that we continue to grow earnings — achieving our tenth consecutive quarter of year-over-year earnings growth,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “Our Healthy/Natural products continue to lead the way with net revenue growth of 10.4% for the quarter.  The Jamba™ Smoothies launch is off to a very good start with gross sales of $1.2 million for the quarter.  We have earned the support of most retailers in our test markets and are now rolling Jamba™ Smoothies out nationally with Wal-Mart, Safeway and Target supercenters.  Boulder continues to do very well with an increase of 57% for the quarter, driven by both kettle products and our new and innovative Rice and Bean product, which was up more than 500% for the quarter.  We are also pleased by the 2.5% growth in T.G.I. Friday’s®, which reversed the previous quarter’s decline.

“We continue to invest in our business as evidenced by new capital investment in Bluffton, the hiring of a new senior sales and marketing executive, and increased SG&A expenditures to support brand growth. We also plan additional investments in our Goodyear plant to support growth, increasing Goodyear’s capacity by 32% with the addition of new kettles and packaging machines. This project should be completed by the end of this year.”

McDaniel concluded, “Going forward, we will continue to invest in both the Jamba™ and Boulder brands while  increasing our investment in T.G.I. Friday’s® and BURGER KING™ to improve the trend line in our licensed snack portfolio.  While private label snack sales were down for the quarter, due mainly to the timing of promotional activity, we have picked up a significant new private label customer.   This product will be produced in our Bluffton plant, commence shipping in August and help our return to growth in private label during the second half of the year.”

Conference Call

Inventure Foods’ executive management team will host a conference call today at 4 p.m. ET to discuss the Company’s second quarter and first half 2010 results, and comment on its future outlook.  To participate in the conference call, please call toll-free (877) 280-7280, or (707) 287-9365 for international callers.

A live webcast of the call will also be available by accessing www.inventurefoods.com and will be archived for one year following the event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods is a marketer and manufacturer of specialty brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods™, Rader Farms®, T.G.I. Friday’s®, BURGER KING™, Jamba™, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about Inventure Foods, visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The statements relate to future expectations, plans, prospects and projections, which are based upon the Company’s current expectations and assumptions, and are subject to a number of risks and uncertainties. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact:

Inventure Foods, Inc.

Steve Weinberger, Chief Financial Officer

(623) 932-6200